EXHIBIT 16.1

March 27, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 9, “Changes in disagreements with accountants on accounting and financial disclosure – Previous Independent Accountants” of Form 10-K dated March 27, 2020, of Delmar Bancorp and Subsidiaries and are in agreement with the statements contained in the second, third and fourth paragraphs of Item 9 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Salisbury, Maryland

March 27, 2020